n e w s r e l e a s e

500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com

HUMANA
Guidance when you need it most

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail:  Rnethery@humana.com

or

Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail:  Tnoland@humana.com

William J. McDonald elected to Humana's Board of Directors

LOUISVILLE, KY - October 25, 2007 - Humana Inc. (NYSE: HUM) announced today that William J. McDonald has been elected as a member of the board of directors.

Mr. McDonald, 51, is executive vice president, brand management, for Capital One Financial Corporation in McLean, Va. Since joining Capital One in 1998, he has been instrumental in transforming the company from a little-known, single-line credit card-issuer to one of the nation's largest diversified financial services companies, with a widely admired brand.

Prior to joining Capital One, he served as chief marketing officer for Boston Chicken, Inc., where he developed award-winning advertising for the Boston Market and Boston Carver brands. He was also previously chief marketing officer for KFC and earlier served in marketing and branding leadership roles for Pizza Hut and PepsiCo.

"As Humana continues to build its brand favorability while leveraging its unique 'guidance' positioning, Bill will bring to the board a wealth of successful experience and expertise in marketing and related disciplines," said David A. Jones, Jr., Chairman of the Board.

Mr. McDonald's election brings the number of Humana directors to eight.

***********

About Humana Inc.

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with 11.3 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 46-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at http://www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings news releases;
  Replay of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);
  Corporate Governance information.

***********